 Asset Purchase Deed

Progressive Gaming International (Australasia) Pty Ltd
ACN 061 944 161
(Vendor)
IGT (Australia) Pty Ltd
ACN 002 904 690
(Purchaser)

Private Equity Management Group Financial Corporation
(PEM)

Table of Contents
1        DEFINITIONS AND INTERPRETATION        1
2        ASSETS TO BE SOLD        6
3        COMPLETION        6
4        CONTRACTS        8
5        TITLE & RISK        9
6        PAYMENTS        9
7        LIABILITIES        9
8        EMPLOYEES        9
9        CONFIDENTIALITY        9
10        WARRANTIES        10
11        STAMP DUTY        11
12        GST        11
13        LEGAL COSTS        12
14        VARIATION        12
15        ASSIGNMENT        12
16        ENTIRE AGREEMENT        13
17        FURTHER ASSURANCE        13
18        NOTICES        13
19        COUNTERPARTS AND COMMENCEMENT        13
20        GOVERNING LAW AND JURISDICTION        14
21        GRANT OF POWER OF ATTORNEY        14
SCHEDULE 1 (CONTRACTS)        15
SCHEDULE 2 (LISTED INTELLECTUAL PROPERTY)        16
SCHEDULE 3 (SECURITY)        17

Parties
Progressive Gaming International (Australasia) Pty Ltd ACN 061 944 161 of Suite 602, 18-20 Orion Road, Lane Cove, NSW 2066, Australia
(Vendor)
IGT (Australia) Pty Ltd ACN 002 904 690 of 5-13 Rosebery Avenue, Rosebery, NSW 2018, Australia
(Purchaser)
Private Equity Management Group Financial Corporation, a California corporation of Suite 550, One Park Plaza, Irvine, California, 92614, United States of America
(PEM)
Background
A The Vendor is the owner of the Assets.
B The Vendor has agreed to sell and the Purchaser has agreed to buy the Assets on the terms set out in this deed.
This deed witnesses
1 DEFINITIONS AND INTERPRETATION
1.1 Definitions
The following words have the following meanings in this deed, unless the context requires otherwise:
Accounts Receivable means the debts owed to the Vendor, whether by a Related Body Corporate or otherwise, as at Completion.
Additional Excluded Assets has the meaning given to that term in clause 3.7(a).
Assets means:
(a) cash;
(b) Accounts Receivable;
(c) Vendor Intellectual Property;
(d) Customer Deposits;
(e) Pre-paid Expenses;
(f) Contracts;
(g) Goodwill;
(h) all assets of the Vendor, whether tangible or intangible, located at any location other than the Premises at Completion, which assets include, without limitation, any Plant and Equipment, Inventory and Records located at any location other than the Premises at Completion and any assets located at the Storage Premises at Completion;
(i) motor vehicles of the Vendor;
(j) post office boxes and lock boxes of the Vendor; and
(k) copies of Records,
but excludes the Excluded Assets.
Bill of Sale means the Secured Party Assignment and Bill of Sale dated on or about the date of this deed between among others PEM and IGT.
Business means the development, sale, licensing and maintenance of software and electronic components for integrated casino and jackpot management systems and related activities carried on by the Vendor.
Completion means completion of the sale and purchase of the Assets under clause 3.
Contracts means:
(a)        all customer contracts, licences, agreements, statements of work and proposals of the Vendor with Tabcorp Casino Division, Odyssey Technology Pty Limited or Galaxy Casino S.A., including the agreements and statements of work with such parties set out in Schedule 1 (Contracts); and
(b)        the lease agreement for the Storage Premises.
Corporations Act means the Corporations Act 2001 (Cth).
Customer Deposits means any deposit or payment made in advance to the Vendor by a customer of the Vendor or the Business to the extent that it is for goods and services to be supplied or made available on or after Completion, and includes pre-paid royalties received by the Vendor in respect of the Business.
Employees means employees of the Vendor.
Encumbrance includes:
(a) any third party interests, including a mortgage, charge, pledge, lien, other security interest or encumbrance; and
(b) any agreement to create an interest described in paragraph (a) above, but excludes an Encumbrance in favour of IGT.
Excluded Assets means:
(a) all assets of the Vendor located on the Premises at Completion including Inventory, Plant and Equipment and the original Records that are located on the Premises at Completion,
(b) the ownership interest in PGI (Macau) Ltd;
(c) all supplier and distributor contracts and agreements to which the Vendor is the non-selling party;
(d) all equipment and motor vehicle leases to which the Vendor is a party;
(e) the lease agreement for the Premises to which the Vendor is a party and the car parking license for the Premises between the Vendor and the landlord for the Premises; and
(f) the Additional Excluded Assets.
Goodwill means the goodwill in respect of the Business.
Government Agency means any government, governmental, semi-governmental, administrative, fiscal or judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.
GST has the same meaning as under the GST Law.
Guarantee means the guarantee by the Vendor under:
(a)        the Credit Agreement dated 4 August 2008 between among others PGIC and PEM pursuant to the Joinder to Credit Agreement dated 15 August 2008; and
(b)        the Note and Warrant Purchase Agreement dated 4 August 2008 between among others PGIC and IGT pursuant to the Joinder to Note and Warrant Purchase Agreement dated 15 August 2008.
IGT means International Game Technology, a Nevada corporation of 9295 Prototype Drive, Reno, Nevada, 89511-8986, United States of America, which as at the date of this deed is the sole shareholder of the Purchaser.
Intellectual Property means all intellectual property rights whether or not now existing arising under statute or common law in Australia or elsewhere in the world in respect of works and other subject matter protected by copyright, trade marks, trading names, business names (including all registrations), domain names, designs, patents, patentable inventions, circuit layouts, databases, know-how, confidential information and trade secrets, and any application or right to apply for registration of any intellectual property in respect of such subject matter.
Inventory means the inventory of the Vendor as at Completion and includes raw materials, components, work-in-progress and finished goods used or intended to be used in connection with the Business.
Law includes:
(a) any law, regulation, authorisation, ruling, judgment, order or decree of any Government Agency; and
(b) any statute, regulation, proclamation, ordinance or by-law in:
(i) Australia; or
(ii) any other jurisdiction.
Lenders means PEM and IGT.
Listed Intellectual Property means the Intellectual Property set out in Schedule 2 (Listed Intellectual Property).
Loss includes, in each case whether of a direct, indirect or consequential nature:
(a)        any liability, damage, cost (including legal costs on a solicitor and own client basis) and other outgoing, and any diminution in value of, or deficiency of any kind in, any thing; and
(b)        to the extent not covered in paragraph (a), any loss of profits, sales, turnover, reputation (or damage to it), production, anticipated savings, goodwill, business opportunities, customers, software or data, or loss of use of any software or data, and loss in connection with any other contract.
PGIC means Progressive Gaming International Corporation of 920 Pilot Road, Las Vegas, Nevada 89119, United States of America.
Plant and Equipment means the plant, equipment, machinery, tools, furniture, fixtures, fittings, computer and communication equipment used in the Business.
Pre-paid Expenses means expenses paid in relation to the Assets or the Business before Completion in relation to the period after Completion.
Premises means Suite 602, 18-20 Orion Road, Lane Cove, NSW 2066, Australia.
Purchase Price means an amount of $543,000 United States Dollars, exclusive of GST.
Records means all records, documents and information relating to the Assets or the Business in the possession, custody or control of the Vendor.
Related Body Corporate has the same meaning as under the Corporations Act.
Releases means the releases referred to in clauses 3.4 and 3.5.
Secured Property means all of the Vendor's assets, property, rights and undertaking.
Security means each document referred to in Schedule 3 (Security).
Storage Premises means the external storage facility currently leased by the Vendor on a month-to-month basis at Storage King, 27 Mars Road, Lane Cove, NSW, 2066 Australia.
Vendor Intellectual Property means the Listed Intellectual Property and all right, title and interest of the Vendor in any other Intellectual Property that is used in, necessary for, or relates to the Business.
1.2 Interpretation
The following apply in the interpretation of this deed, unless the context requires otherwise.
(a) A reference to this deed, this document or a similar term means either the agreement set out in this document or the document itself, as the context requires.
(b) A reference to any Act, regulation, rule or similar instrument includes any consolidations, amendments or re-enactments of it, any replacements of it, and any regulation or other statutory instrument issued under it.
(c) A reference to the singular includes the plural number and vice versa.
(d) A reference to a gender includes a reference to each gender.
(e) A reference to a party means a person who is named as a party to this deed.
(f) Person includes a firm, corporation, body corporate, unincorporated association and a governmental authority.
(g) A reference to a party or a person includes that party's or person's executors, legal personal representatives, successors, liquidators, administrators, trustees in bankruptcy and similar officers and, where permitted under this deed, their substitutes and assigns.
(h) An agreement on the part of, or in favour of, two or more persons binds or is for the benefit of them jointly and severally.
(i) Includes means includes but without limitation.
(j) Where a word or expression has a defined meaning, its other grammatical forms have a corresponding meaning.
(k) A reference to doing something includes an omission, statement or undertaking (whether or not in writing) and includes executing a document.
(l) A reference to a clause, schedule or annexure is a reference to a clause of, or a schedule or an annexure to this deed.
(m) A reference to time is to the time in the place where a thing is to be done, unless specified otherwise.
(n) A reference to dollars or $ is to United States Dollars except as otherwise stated.
(o) A heading is for reference only. It does not affect the meaning or interpretation of this deed.
(p) A reference to a document (including this deed) includes any variation or replacement of it.
1.3 Schedules
Any schedule attached to this deed forms part of it. If there is any inconsistency between any clause of this deed and any provision in any schedule, the clause of this deed will prevail.
2 ASSETS TO BE SOLD
The Vendor agrees to sell the Assets free of Encumbrances to the Purchaser and the Purchaser agrees to buy the Assets from the Vendor, for the Purchase Price, on the terms and conditions of this deed.
3 COMPLETION
3.1 Completion
(a) Completion will take place at the time and date of completion of the sale and purchase of the assets under the Bill of Sale or at the earliest time and date thereafter or any other time and place agreed in writing between the parties. Completion will be subject to any terms and conditions as set forth in the Bill of Sale.
(b) The events to occur pursuant to clauses 3.2 (Completion obligations of Vendor and PEM), 3.3 (Purchase Price), 3.4 (Release of Secured Property) and 3.5 (Release of Guarantee and Securities) are interdependent. No party is required to perform its obligations under clauses 3.2 (Completion obligations of Vendor and PEM), 3.3 (Purchase Price), 3.4 (Release of Secured Property) and 3.5 (Release of Guarantee and Securities), unless all the events required to occur under such clauses occur contemporaneously.
3.2 Completion obligations of Vendor and PEM
(a) At Completion, the Vendor must deliver to the Purchaser:
(i) the Assets, which delivery will be as agreed to by the Vendor and the Purchaser in writing,
(ii) the Trademark Assignment Deed and Patent Assignment Deed in the forms of Exhibit A-1 (Trademark Assignment Deed) and Exhibit A-2 (Patent Assignment Deed) to this deed duly executed by the "Assignor" under those deeds;
(iii) a valid tax invoice with respect to this deed and the purchase of the Assets; and
(iv) any other document required by the Purchaser to transfer title to the Assets to the Purchaser and to fulfil the obligations of the Vendor under this deed requested by the Purchaser before Completion.
(b) At Completion, PEM must deliver to the Purchaser all documents required to release the Secured Property from the Security and the Vendor from the Guarantee and the Security, including applicable ASIC Forms 312.
3.3 Purchase Price
(a)        The Purchase Price shall be payable to the Vendor in immediately available funds on Completion. The Vendor hereby directs the Purchaser to pay the Purchase Price on its behalf directly to PEM in immediately available funds on Completion in consideration of the Releases.
(b)        The Purchaser shall pay directly to the Vendor the GST payable on the Purchase Price provided that the Purchaser has received at Completion a valid tax invoice with respect thereto.
3.4 Release of Secured Property
At Completion, PEM releases the Secured Property from the Security.
3.5 Release of Guarantee and Securities
At Completion, PEM releases and discharges the Vendor from all liability or obligation to PEM under the Guarantee and the Security to which the Vendor is a party, whether arising under common law or equity or statute or otherwise.
3.6 Obligations of Vendor and PEM after Completion
After Completion:
(i) the Vendor must deliver to the Purchaser any document required by the Purchaser to transfer title to the Assets to the Purchaser and to fulfil the obligations of the Vendor under this deed;
(ii) PEM must deliver to the Purchaser any document reasonably required by the Purchaser to transfer title to the Assets to the Purchaser, release the Secured Property from the Security, and to fulfil the obligations of PEM under this deed; and
(iii) the Vendor must use its best endeavours to obtain any consent of a third party which is required for any transfer of the Assets to the Purchaser.
3.7 Additional Excluded Assets
(a) On or before the 60th day following Completion, the Purchaser may deliver to the Vendor a list of assets to be excluded from the Assets as though never part of the Assets (Additional Excluded Assets) and all right, title and interest of the Vendor in the Additional Excluded Assets shall be deemed to have continuously remained with the Vendor, subject to the security interests of IGT, and not passed to the Purchaser at Completion. The Additional Excluded Assets will form part of the Excluded Assets.
(b) The Purchaser will not at any time be considered or deemed to have assumed any liabilities, obligations, or commitments directly or indirectly in relation to the Additional Excluded Assets.
(c) The Vendor acknowledges and agrees that all of the Additional Excluded Assets are provided by the Purchaser to the Vendor under clause 3.7(a):
(i) on an as is, where is and with all faults basis; and
(ii) without any representation or warranty, express or implied, by the Purchaser to the Vendor, including in relation to title, possession, quiet enjoyment, merchantability, fitness for a particular purpose, or the like.
(d) The Vendor hereby assumes all liabilities, obligations, or commitments directly or indirectly related to the Additional Excluded Assets, including any and all liabilities, obligations, or commitments that may arise, or that may have arisen, during the period from Completion up to and until the date that the Purchaser delivers to the Vendor the list of Additional Excluded Assets under clause 3.7(a).
(e) The Purchase Price will not be reduced or refundable to any extent as a consequence or result of this clause 3.7 or any Asset becoming an Additional Excluded Asset.
4 CONTRACTS
4.1 Transfer of Contracts
(a) The Vendor must use its best endeavours to transfer the Contracts to the Purchaser on Completion and, to the extent a Contract has not been transferred to the Purchaser on Completion, promptly after Completion, including obtaining any consent of a third party which is required for any transfer.
(b) A transfer made under clause 4.1(a) may be made by assignment or novation, or by entry into a new contract in the absolute discretion of the Purchaser.
4.2 Obligations pending transfer
If a Contract has not been transferred to the Purchaser by Completion, then:
(a) after Completion, the Vendor must use its best endeavours to ensure the Contract is transferred to the Purchaser in accordance with this deed as soon as practicable after Completion; and
(b) the Vendor must, to the extent that it lawfully can, hold the benefit of any Contract which has not been transferred to the Purchaser on trust for the Purchaser. During this period, the Purchaser may use or occupy the property the subject of the Contract.
5 TITLE & RISK
5.1 Title
Title to the Assets passes to the Purchaser on Completion.
5.2 Risk
Risk in the Assets passes to the Purchaser on Completion.
6 PAYMENTS
After Completion the Vendor must immediately account to, and pay over to, the Purchaser any payments received by the Vendor with respect to any Asset. Such payments shall be deemed Assets owned by the Purchaser.
7 LIABILITIES
7.1 General
The Vendor bears all of the risks of the Business and the Assets in respect of the period before Completion and is solely responsible for all liabilities and debts suffered or incurred in connection with the Business and/or the Assets before Completion or that arise after Completion in relation to circumstances existing before Completion.
7.2 Exclusion of liabilities
Any and all liabilities, obligations, guarantees (including lease guarantees), damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, including all costs and expenses (including all transition, asset transfer, termination, legal, accounting or otherwise) will be retained by and be the sole responsibility of the Vendor, and will not be assumed or be binding on the Purchaser or any other person or entity.
8 EMPLOYEES
The Purchaser has no responsibility for and the Vendor remains solely responsible for all of the Employees. The Vendor indemnifies the Purchaser in respect of all claims which may be made against the Purchaser or any other liability which the Purchaser may have to anyone in connection with the Employees.
9 CONFIDENTIALITY
9.1 Confidential Information
The Vendor must not use or disclose any confidential information in relation to the Assets to any third party, except as required by law.
9.2 Announcements
The Vendor must not disclose anything in respect of this deed or the terms on which the Assets are sold except as required by law and, to the extent possible, it must consult with the Purchaser before making the disclosure and use its best endeavours to agree with the Purchaser on the form and content of the disclosure.
10 WARRANTIES
10.1 Vendor warranties
The Vendor represents and warrants to the Purchaser that the following warranties are true, correct, accurate and not misleading as at the date of this deed and as at Completion:
(a) Power and Authority
(i) The Vendor has taken all action which is necessary to authorise the entry into and performance of its obligations under this deed.
(ii) The Vendor has the power, without any further consent of any other person, to enter into and perform its obligations under this deed.
(iii) This deed constitutes legal, valid and binding obligations of the Vendor, enforceable against it in accordance with its terms.
(iv) The execution by the Vendor of and performance by the Vendor of its obligations under this deed does not breach any applicable Law or any Encumbrance or document which is binding on the Vendor and does not result in:
(A) any material breach or material default under any agreement to which the Vendor is a party;
(B) an Encumbrance or restriction of any kind being created or imposed on the Vendor;
(C) any person being relieved of an obligation to the Vendor; or
(D) any person having a right to terminate or amend (whether or not subject to any other terms or conditions) any agreement with or rights of the Vendor.
(b) Assets
(i) The Vendor is the legal and beneficial owner of the Assets.
(ii) After the transfer of the Assets from the Vendor to the Purchaser in accordance with this deed, the Vendor will not have any right, title or interest in any Assets.
(iii) The Assets are not and will not on Completion be subject to any Encumbrance, right or liability which would attach to the Assets or bind the Purchaser (including any lease, hire purchase agreement or contract for purchase on deferred terms), except for the Encumbrances in favour of IGT.
(iv) There are no unsatisfied judgments, orders or writs of execution against the Vendor or affecting the Assets.
(v) The software and source code used in the Business are owned of record, legally and beneficially by PGIC or other Related Bodies Corporate of the Vendor and not by the Vendor.
10.2 Vendor's indemnity
The Vendor must indemnify the Purchaser for any Loss which the Purchaser may sustain or incur arising from or in connection with:
(a) any matter or thing being other than as represented or warranted by the warranties of the Vendor in this deed; and
(b) any breach of, or default under, this deed by the Vendor.
11 STAMP DUTY
11.1 Stamp duty payable
The Vendor must pay all stamp duty payable in connection with this deed and any transaction entered into in connection with this deed.
11.2 Indemnity
The Vendor indemnifies the Purchaser against any Loss incurred by the Purchaser in connection with any default, delay or omission to pay any duty under clause 11.1 or the failure to make proper disclosure to the revenue authorities in connection with any duty under clause 11.1.
12 GST
12.1 Definitions
GST Law means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any other law dealing with the imposition or administration of a goods and services tax in Australia. Terms used in this clause which are defined in the GST Law have the meanings given in that law.
12.2 GST payable
Amounts payable or other consideration provided under this deed do not include GST unless otherwise stated.
12.3 Tax Invoices and Adjustment Notes
The recovery of any amount in respect of GST by the Vendor under this deed is subject to the issuing of the relevant tax invoice or adjustment note to the Purchaser.
12.4 Subsequent adjustment to price or GST
If there is an adjustment event in relation to a supply under or in connection with this deed, the supplier:
(a) may recover from the other party the amount by which the amount of GST on the supply exceeds the amount recovered; and
(b) must refund to the other party the amount by which the amount recovered exceeds the amount of GST on the supply.
12.5 Reimbursement of GST
Any reference in this deed to a cost or expense to be reimbursed by one party to another (Payee) includes any GST payable in connection with a taxable supply to which that cost or expense relates, less the amount of any input tax credit that the Payee or, if the Payee is a member of a GST group, the representative member of the GST group is entitled to claim.
12.6 GST pass-on
If GST is or will be imposed on a supply made under or in connection with this deed, to the extent that the consideration provided for that supply does not include GST, then:
(a) the party making the supply (Supplier) may increase the consideration provided for that supply by the amount of the GST; or
(b) the party receiving the supply from the other party must pay the amount of the GST on written demand by the Supplier.
13 LEGAL COSTS
Each party must pay its own legal costs and disbursements connected to entering into this deed.
14 VARIATION
No provision of this deed nor a right conferred by it can be varied except in writing signed by the parties.
15 ASSIGNMENT
(a)        The Vendor may only assign this deed or any part of it if it first obtains the written consent of the Purchaser.
(b)        The Purchaser may assign this deed or any part of it without the consent of the Vendor.
16 ENTIRE AGREEMENT
This deed:
(a) records the entire agreement between the parties; and
(b) supersedes all previous negotiations, understandings, representations and agreements, in relation to the subject matter of this deed.
17 FURTHER ASSURANCE
Each party must do everything necessary, or reasonably required, by the other party, to give effect to this deed and the transactions contemplated by this deed.
18 NOTICES
18.1 Requirements
Any notice given in connection with this deed must be in writing and must be addressed to a party and either:
(a) hand delivered to, or sent by post to, the party's registered office, principal place of business or any other address the party notifies for the service of notices; or
(b) sent by fax to any fax number the party notifies for the service of notices.
18.2 When given
A notice is taken to have been given:
(a) in the case of being hand delivered, on the date on which it is delivered;
(b) in the case of being sent by post, on the third (seventh if sent to an address in another country) day after the date of posting; and
(c) in the case of being sent by fax, at the time of dispatch as confirmed by a transmission report by the sending machine.
19 COUNTERPARTS AND COMMENCEMENT
19.1 Counterparts
If this deed is signed in counterparts then:
(a) each counterpart is deemed an original; and
(b) together they constitute one deed.
19.2 Date if undated
If this deed is undated and there is no contrary intention stated, the date of this deed is the date of last execution by a party.
20 GOVERNING LAW AND JURISDICTION
20.1 Governing law
This deed is governed by the law in force in New South Wales, Australia.
20.2 Jurisdiction
The parties submit to the jurisdiction of the courts of New South Wales, Australia.
21 GRANT OF POWER OF ATTORNEY
(a) The Vendor, for itself and its successors and assigns, irrevocably constitutes and appoints the Purchaser and its successors and assigns, and each of them, the true and lawful attorney of the Vendor and its successors and assigns, with full power of substitution and gives and grants unto the Purchaser and its successors and assigns, and each of them, full power and authority in the name of the Vendor and its successors and assigns, at any time and from time to time, to demand, sue for, recover, and receive any and all rights, demands, claims, causes of action, and warranties of every kind and description whatsoever incident or relating to the Assets, for the purpose of fully vesting in the Purchaser and its successors and assigns, all and singular, all the right, title, and interest in and to the Assets.
In furtherance of the foregoing, the Vendor hereby appoints the Purchaser as the Vendor?s true and lawful attorney to do anything which is contemplated by, incidental to or otherwise necessary or desirable to effect the transfer of the Vendor Intellectual Property and any other Assets.
(b) The Vendor declares that all acts and things done by the Purchaser in exercising powers under this power of attorney referred to in this clause 21 will be as good and valid as if they had been done by the Vendor and agrees to ratify and confirm whatever the Purchaser does in exercising powers under this power of attorney.
(c) The Vendor declares that this power of attorney of the Purchaser referred to in this clause 21 is given for valuable consideration and is irrevocable.
(d) The Purchaser is expressly authorised in respect of this power of attorney of the Purchaser referred to in this clause 21 to do any act authorised by this clause 21 as a result of which a benefit is conferred on it.

Schedule 1 (Contracts)
1.        Master Agreement ? IT Products and Services, dated as of June 26, 2008, by and between Progressive Gaming International (Australasia) Ltd. and Tabcorp Casino Division.

2.        Statement of Work for Casino Link, dated as of June 2, 2008, by and between Progressive Gaming International (Australasia) Ltd. and Tabcorp Casino Division.

3.        Statement of Work for TableLink ?QLD, dated as of June 18, 2008, by and between Progressive Gaming International (Australasia) Ltd. and Tabcorp Casino Division.

4.        Statement of Work for Star City Casinolink Implementation, dated as of September 26, 2008, by and between Progressive Gaming International (Australasia) Ltd. and Tabcorp Casino Division.

5.        Deed of Agreement, dated as of March 18, 2004, by and between Progressive Gaming International (Australasia) Ltd. (formerly known as Mikohn Gaming Australasia Pty Limited) and Odyssey Gaming Technology Pty Limited.

6.        CasinoLink Agreement, dated as of April 16, 2004, by and between Progressive Gaming International (Australasia) Ltd. (formerly known as Mikohn Gaming Australasia Pty Ltd.) and Galaxy Casino S.A.

7.        CasinoLink Maintenance & Upgrade Agreement, dated as of June 1, 2004, by and between Progressive Gaming International (Australasia) Ltd. (formerly known as Mikohn Gaming Australasia Pty Ltd.) and Galaxy Casino S.A.

8.        CasinoLink Agreement (5-063), by and between Progressive Gaming International (Australasia) Ltd. (formerly known as Mikohn Gaming Australasia Pty Ltd.) and Galaxy Casino S.A.

Schedule 2 (Listed Intellectual Property)
Trade Marks
Trade Mark Registration Date Registration Number Classes PITTRAK 10-09-1997 743494 9 PitBoss PITBOSS 27-07-1998 768394 9 MYSTERY MONEY 27-05-2003 955271 9, 41 PIT TRAK; PIT TRACK; PIT-TRAK; PIT-TRACK 08-06-2004 1005650 41 PITBOSS 08-06-2004 1005653 41 PITCAM 08-06-2004 1005712 41
Patents
PATENT TITLE DATE FILED NUMBER STATUS Method of operating networked gaming devices randomly awarding multiple bonus jackpots 11/02/2003 2003200434 FILED Method of providing secondary connections to gaming machine subsidiary interface ports 22/02/2002 2002018663 SEALED Method of providing secondary connections to gaming machine subsidiary interface ports 9/10/2001 2001100464 CERTIFIED Centralised cash control equipment port sharing in an X Series electronic gaming device 18/05/2001 2001046124 SEALED Method of operating networked gaming devices 16/08/1999 1999044518 SEALED

Schedule 3 (Security)
1.        Mortgage of Shares dated 15 October 2008 granted by PGIC in favour of the Lenders in respect of the shares PGIC holds in the Vendor.
2.        Fixed and Floating Charge dated 15 October 2008 granted by the Vendor in favour of the Lenders.
3.        Pledge Agreement dated 15 October 2008 granted by PGIC in favour of the Lenders in respect of the shares PGIC holds in the Vendor.
4.        Security Assignment dated 15 October 2008 granted by the Vendor in favour of the Lenders.

Execution

Executed as a deed on                                                                        2009

Signed, sealed and delivered by Progressive Gaming International (Australasia) Pty Ltd by Signature of Director/Secretary /s/ N. Croosan
Signature of Sole Director and Sole Company Secretary Print name N. Croosan
Print name
Signed, sealed and delivered by IGT (Australia) Pty Ltd by /s/ Thomas J. Matthews
Signature of Director/Secretary /s/ P. Karskens
Signature of Director Thomas J. Matthews
Print name P. Karskens
Print name

Signed, sealed and delivered by Private Equity Management Group Financial Corporation by two officers /s/ Peter Paul Mendel
Signature of Officer /s/ Andrew Shayne
Signature of Officer Peter Paul Mendel
Print name Peter Paul Mendel
Print name

Exhibit A-1 (Trademark Assignment Deed)

Exhibit A-2 (Patent Assignment Deed)

Asset Purchase Deed        HENRY DAVIS YORK

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                Exhibit 2.4

Asset Purchase Deed        HENRY DAVIS YORK

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Asset Purchase Deed        HENRY DAVIS YORK

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